Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Amendment No. 2 to Form S-4, filed with the Securities and Exchange Commission, of our report dated March 13, 2013 on the consolidated financial statements and effectiveness of internal control over financial reporting of Bridge Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2012.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in the Registration Statement on Amendment No.2 to Form S-4.

/s/Crowe Horwath LLP

New York, New York
January 8, 2014